EXHIBIT 99.1

Tuesday Morning Corporation Announces Second Quarter 2012 Results and Increased Authorization of Stock Repurchases

DALLAS, Jan. 23, 2012 (GLOBE NEWSWIRE) -- Tuesday Morning Corporation (Nasdaq:TUES) today reported that, as previously announced, net sales for the second quarter of fiscal 2012 were $273.1 million compared to $279.3 million for the quarter ended December 31, 2010, a decrease of 2.2%. Comparable store sales decreased 4.6% for the second quarter of fiscal 2012 as compared to the same period last fiscal year. The decrease in comparable store sales was comprised of a 3.5% decrease in traffic and a 1.1% decrease in average ticket.  Net income for the second fiscal quarter ended December 31, 2011 was $15.9 million, or $0.37 per diluted share, compared to net income of $17.3 million, or $0.40 per diluted share, for the same period last fiscal year.

For the six months ended December 31, 2011, net sales were $443.7 million compared to $452.1 million for the same period last fiscal year, a decrease of 1.9%. Comparable store sales decreased 4.4% for the six month period ended December 31, 2011 as compared to the same period last fiscal year. The decrease in comparable store sales was comprised of a 4.2% decrease in traffic and a 0.2% decrease in average ticket. For the six months ended December 31, 2011, the Company had earnings per diluted share of $0.24 versus $0.34 for the same period in fiscal 2011.

The Company also announced today that its board of directors increased the authorization for stock repurchases under the Company's share repurchase program from $5 million to $10 million. Repurchases will be made in accordance with applicable securities laws from time to time in open market or private transactions, depending on market conditions, and may be discontinued at any time. At December 31, 2011, the Company has repurchased a total of 1,198,783 shares of the Company's common stock for an aggregate purchase price of approximately $4.3 million since the repurchase program's inception in August 2011. The repurchase program will be periodically evaluated by the Board, and there can be no assurances to the number of shares the Company will purchase, if any.

Kathleen Mason, President and Chief Executive Officer, stated, "While we are dissatisfied with our top-line sales results for the holiday quarter, we are pleased to have maintained our gross margin in a highly promotional holiday retail environment. The level and composition of our inventory is on plan, positioning us well as we move into the second half of fiscal 2012. Our cash position was $40 million higher than a year ago and, again, we had no outstanding borrowings under our revolving credit facility at quarter end. Our strong balance sheet and focus on shareholder value drove the $5 million increase in our share repurchase authorization that we were pleased to announce today."

Financial Results for the Second Quarter Ended December 31, 2011

Gross Profit -Gross profit decreased $2.4 million, or 2.2%, to $104.8 million for the second quarter ended December 31, 2011 compared to $107.2 million for the same quarter last fiscal year. As a percentage of net sales, gross profit remained flat to the same period in fiscal 2011 at 38.4%.

Selling, General and Administrative Expenses ("SG&A") -SG&A for the quarter ended December 31, 2011 was $79.3 million versus $78.8 million in the same quarter last fiscal year. As a percentage of net sales, SG&A increased by 0.9% to 29.1% in the second quarter of fiscal 2012 from 28.2% in the same quarter last fiscal year, primarily due to lower sales volume during the recently completed quarter.

Financial Results for the Six Months Ended December 31, 2011

Gross Profit - Gross profit decreased $4.2 million, or 2.4%, to $169.8 million for the six months ended December 31, 2011 compared to $174.0 million for the same six-month period last fiscal year. As a percentage of net sales, gross profit decreased to 38.3% for the six-month period ended December 31, 2011 compared to 38.5% in the same period last fiscal year. This decrease of 0.2% in gross profit percentage was primarily due to slightly higher markdowns and freight offset by sharper product margins, a result of sourcing better merchandise deals.

Selling, General and Administrative Expenses - SG&A for the six months ended December 31, 2011 was $152.8 million versus $149.1 million for the same period last fiscal year. As a percentage of net sales, SG&A increased by 1.4% to 34.4% in the six month period ended December 31, 2011 from 33.0% in the same period last fiscal year. This increase was primarily due to the loss of expense leverage on lower sales volume in addition to higher rent expenses from having 16 additional stores this fiscal year.  An increase in square footage in certain new and relocated stores during the last 12 months also contributed to the higher rent expense.

Balance Sheet

Inventory was $239.2 million at December 31, 2011 compared to $277.3 million at December 31, 2010, a decrease of $38.1 million, or 13.7%. This decrease was, in part, the result of sell-through of certain prior opportunistic buys as well as attentive inventory planning to ensure flexibility to avail of future opportunistic buys that may present themselves. Net property and equipment was $74.7 million at December 31, 2011, a decrease of $2.2 million compared to December 31, 2010. This decrease resulted from less capital expenditures in the most recently completed period versus the same period last fiscal year.

Accounts payable was lower at December 31, 2011 by $1.2 million versus the same period last fiscal year primarily due to the timing of inventory receipts in the current period versus the same period last fiscal year. There were no significant changes to our vendor payment policy. We amended our revolving credit facility which, among other things, extended the term to November 17, 2016, relaxed certain covenants and provided for lower borrowing rates. At December 31, 2011 and 2010, we had no amounts outstanding under the credit facility. Outstanding letters of credit, primarily for insurance programs, were $8.3 million at December 31, 2011 compared to $9.6 million at the same time last fiscal year. At December 31, 2011, we had availability of $116.7 million and we were in compliance with the terms of our credit facility.

Store Activity

We operated 861 stores in 43 states as of December 31, 2011. During the second quarter of fiscal 2012, we opened nine stores, relocated 13 stores and closed one store. During the six months ended December 31, 2011, we opened 15 stores, closed 15 stores and relocated 23 stores.

Fiscal Year 2012 Guidance:

As previously announced on January 10, 2012, we revised guidance for the full fiscal year ending on June 30, 2012. Net sales for fiscal 2012 are expected to be in the range of $815 million to $820 million. Comparable store sales are expected to be in the range of -3.0% to -3.75% and earnings per diluted share are expected to be in the range of $0.13 to $0.16. For fiscal 2012 capital expenditures are expected to be $15 million, and we expect to increase total square footage by approximately 2%.

Conference Call Information

As previously announced, Tuesday Morning Corporation's management will hold a conference call to review second quarter fiscal 2012 financial results today, January 23, 2012 at 4:00 p.m. Central Time.  A real-time webcast of the call will be available in the Investor Relations section of the Company's website at http://www.tuesdaymorning.com, or you may dial into the conference at 1-877-312-5376 (no access code required). A replay of the webcast will also be accessible through the Company's website or by dialing (855) 859-2056, conference ID number 40684482, until February 5, 2012.

About Tuesday Morning

Tuesday Morning is a leading closeout retailer of upscale, decorative home accessories, housewares and famous-maker gifts in the United States. The Company opened its first store in 1974 and currently operates 861 stores in 43 states. Tuesday Morning is nationally known for bringing its more than 9.0 million loyal customers a unique treasure hunt of high-end, first quality, brand name merchandise...never seconds or irregulars...at prices well below those of department and specialty stores and catalogues.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995, which are based on management's current expectations, estimates and projections. Forward-looking statements typically are identified by the use of terms such as "may," "will," "should," "expect," "anticipate," "believe," "estimate," "intend" and similar words, although some forward-looking statements are expressed differently. You should carefully consider statements that contain these words because they describe our expectations, plans, strategies and goals and our beliefs concerning future business conditions, our future results of operations, our future financial position, and our business outlook or state other "forward-looking" information.

Reference is hereby made to "Item 1A. Risk Factors" of the Company's Annual Report on Form 10-K for the year ended June 30, 2011 for examples of risks, uncertainties and events that could cause our actual results to differ materially from the expectations expressed in our forward-looking statements. These risks, uncertainties and events also include, but are not limited to, the following: uncertainties regarding our ability to open stores in new and existing markets and operate these stores on a profitable basis; conditions affecting consumer spending and the impact, depth and duration of current economic conditions; inclement weather; changes in our merchandise mix; timing and type of sales events, promotional activities and other advertising; increased or new competition; loss or departure of one or more members of our senior management or experienced buying and management personnel; an increase in the cost or a disruption in the flow of our products; seasonal and quarterly fluctuations; fluctuations in our comparable store results; our ability to operate in highly competitive markets and to compete effectively; our ability to operate information systems and implement new technologies effectively; our ability to generate strong cash flows from our operations; our ability to anticipate and respond in a timely manner to changing consumer demands and preferences; and our ability to generate strong holiday season sales. The forward-looking statements made in this press release relate only to events as of the date on which the statements were made. Except as may be required by law, we undertake no obligations to update our forward-looking statements to reflect events and circumstances after the date on which the statements were made or to reflect the occurrence of unanticipated events.

Tuesday Morning Corporation
Consolidated Statement of Income
(In thousands, except per share data)
	Three Months Ended Dec. 31,		Six Months Ended Dec. 31,

	2011	2010	2011	2010
	(unaudited)		(unaudited)

Net sales	$ 273,054	$ 279,312	$ 443,707	$ 452,068
Cost of sales	168,239	172,133	273,919	278,092
Gross profit	104,815	107,179	169,788	173,976

Selling, general and administrative expenses	79,330	78,809	152,802	149,090

Operating income	25,485	28,370	16,986	24,886

Other income (expense):
Interest expense	(651)	(832)	(1,448)	(1,522)
Interest income	--	--	--	2
Other income (expense), net	108	485	150	387
Other income (expense)	(543)	(347)	(1,298)	(1,133)

Income before income taxes	24,942	28,023	15,688	23,753

Income tax expense	9,085	10,762	5,522	9,138

Net income	$ 15,857	$ 17,261	$ 10,166	$ 14,615

Earnings Per Share:
Net income per common share:
Basic	$ 0.37	$ 0.40	$ 0.24	$ 0.34
Diluted	$ 0.37	$ 0.40	$ 0.23	$ 0.34

Weighted average number of common shares:
Basic	42,131	42,383	42,421	42,301
Diluted	42,673	42,990	42,972	42,887

Tuesday Morning Corporation (continued)

Consolidated Balance Sheets
(in thousands)	Dec. 31, 2011	Dec. 31, 2010	June 30, 2011
	(unaudited)	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$ 57,128	$ 17,169	$ 19,400
Inventories	239,161	277,327	264,361
Prepaid expenses and other assets	8,075	7,067	13,684
Deferred income taxes	1,568	3,348	447
Total current assets	305,932	304,911	297,892

Property and equipment, net	74,730	76,907	76,982

Other long-term assets:
Deferred financing costs	2,861	3,013	2,504
Other assets	1,329	2,096	1,778

Total Assets	$ 384,852	$ 386,927	$ 379,156

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$ 71,087	$ 72,300	$ 80,902
Accrued liabilities	32,228	36,443	28,905
Income taxes payable	5,482	8,453	65
Total current liabilities	108,797	117,196	109,872

Revolving credit facility	--	--	--
Deferred rent	3,400	3,011	3,198
Income tax payable - non-current	571	650	655
Deferred income taxes	5,126	1,906	5,297
Total Liabilities	117,894	122,763	119,022

Stockholders' equity	266,958	264,164	260,134
Total Liabilities and Stockholders' Equity	$ 384,852	$ 386,927	$ 379,156

Tuesday Morning Corporation (continued)

Consolidated Statement of Cash Flows
(in thousands)
	Six Months Ended Dec. 31,

	2011	2010
	(unaudited)
Net cash flows from operating activities:
Net income	$ 10,166	$ 14,615
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,607	8,189
Amortization of financing fees	459	509
Deferred income taxes	(1,292)	(2,514)
Loss on disposal of fixed assets	216	56
Stock compensation expense	993	922
Other non-cash charges	52	(237)
Net change in operating assets and liabilities	48,833	(12,751)

Net cash provided by operating activities	67,034	8,789

Net cash flows from investing activities:
Capital expenditures	(5,571)	(12,330)

Net cash used in investing activities	(5,571)	(12,330)

Net cash flows from financing activities:
Repayments-revolving credit facility	(92,338)	(51,634)
Borrowings-revolving credit facility	92,338	51,634
Change in cash overdraft	(18,791)	(3,391)
Payment of financing fees	(816)	--
Proceeds from exercise of common stock options and stock purchase plan purchases and other	156	579
Purchase of treasury shares	(4,284)	--

Net cash used in financing activities	(23,735)	(2,812)

Net increase (decrease) in cash and cash equivalents	37,728	(6,353)

Cash and cash equivalents, beginning of period	19,400	23,522

Cash and cash equivalents, end of period	$ 57,128	$ 17,169
CONTACT: Stephanie Bowman
         Chief Financial Officer
         TUESDAY MORNING CORPORATION
         972-934-7251

         Farah Soi
         ICR, LLC
         203-682-8200